Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-230033

O’REILLY AUTOMOTIVE, INC.

$500,000,000 3.900% Senior Notes due 2029

May 9, 2019

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Description of Security	3.900% Senior Notes due 2029

Security Type	Senior Notes

Legal Format	SEC Registered

Ratings (Moody’s / S&P)(1)	Baa1 (Stable) / BBB (Stable)

Trade Date	May 9, 2019

Settlement Date	May 20, 2019 (T+7)**

Principal Amount	$500,000,000

Maturity Date	June 1, 2029

Interest Payment Dates	Semi-annually on June 1 and December 1, commencing on December 1, 2019

Coupon	3.900%

Benchmark Treasury	2.625% due February 15, 2029

Benchmark Treasury Price / Yield	101-16 / 2.451%

Spread to Benchmark Treasury	+145 basis points

Yield to Maturity	3.901%

Public Offering Price	99.991% of the principal amount

(1) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof or the next four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Optional Redemption

Prior to March 1, 2029, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the notes matured on March 1, 2029, not including accrued and unpaid interest to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points.

On or after March 1, 2029, redeemable, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

CUSIP Number	67103H AH0

ISIN	US67103HAH03

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Senior Co-Manager	BB&T Capital Markets, a division of BB&T Securities, LLC

Co-Managers	Regions Securities LLC
TD Securities (USA) LLC
BNP Paribas Securities Corp.
PNC Capital Markets LLC
Capital One Securities, Inc.
The Huntington Investment Company
Citizens Capital Markets, Inc.
SunTrust Robinson Humphrey, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

Term Sheet dated May 9, 2019, to the Preliminary Prospectus Supplement dated May 9, 2019, and the accompanying Prospectus dated March 1, 2019 (together, the “Preliminary Prospectus”) of O’Reilly Automotive, Inc. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the

Preliminary Prospectus, including the documents incorporated by reference therein, before making a decision in connection with an investment in the securities. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus.